FHN Reports Financial Results for Third Quarter 2004

 - Retail/Commercial Banking pre-tax earnings grew 55 percent
 - Loans grew 22 percent and asset quality continued to improve
 - Mortgage Banking origination revenue reflects a substantially lower level of industry-wide refinance activity
 - Capital Markets' fixed income sales declined due to anticipation of rising interest rates
 - Corporate segment earnings improved due to reduced discretionary spending and securities gains
 - Return on equity was 23.7 percent and return on assets was
   1.63 percent

MEMPHIS, Oct. 21, 2004 (PRIMEZONE) -- First Horizon National Corporation (NYSE:FHN) announced earnings for third quarter 2004 of $113.6 million, or $.89 diluted earnings per share compared to earnings of $118.3 million, or $.91 diluted earnings per share for third quarter 2003. For the nine months ended September 30, 2004, earnings were $351.3 million, or $2.73 diluted earnings per share compared to $355.7 million, or $2.72 diluted earnings per share for 2003.

"Our third quarter earnings, relatively flat compared to last year's third quarter which was achieved during a robust environment, reflect our healthy business mix and rebalanced earnings stream," said Chairman and CEO Ken Glass. "This was most evident by the strong performance of Retail/Commercial Banking, which represented 61 percent of pretax earnings, helping to offset the expected decline in mortgage refinance activity and the unexpected continuation of the slow fixed income security business."

Return on average shareholders' equity and return on average assets were 23.7 percent and 1.63 percent, respectively, for third quarter 2004 compared to 25.9 percent and 1.71 percent for third quarter 2003. For the nine months ended September 30, 2004, return on average shareholders' equity and return on average assets were 24.9 percent and 1.76 percent, respectively, compared to 26.7 percent and 1.88 percent for 2003. Total assets were $28.3 billion, shareholders' equity was $2.0 billion and market capitalization was $5.4 billion on September 30, 2004, compared to $25.5 billion, $1.9 billion and $5.4 billion, respectively, on September 30, 2003.

Glass concluded, "We continue to implement our long-term strategy for growth and we are excited about the progress being made in our national expansion. We remain focused on generating long-term shareholder value consistent with our historic returns including an average EPS growth of 16 percent over the last 5 years."

QUARTERLY PERFORMANCE HIGHLIGHTS

Retail/Commercial Banking

Pre-tax earnings grew from $67.5 million to $104.6 million, or 55 percent over third quarter 2003. This growth resulted from our national expansion initiatives, increased penetration in our Tennessee markets, improved asset quality, fee income growth and efficiency improvements.

Loan growth of 22 percent reflected strength in consumer and single-family residential construction lending, which are leveraging FHN's national footprint, as well as commercial loan growth. Deposit account balances grew 5 percent compared to third quarter 2003; however, that growth was impacted by the divestiture of First National Bank of Springdale (FNB) on December 31, 2003, which had deposits of approximately $294 million in third quarter 2003. Compared to second quarter 2004, deposits grew at an annualized growth rate of 8 percent. As a result of this product growth net interest income related to retail/commercial banking activities grew 17 percent over third quarter last year.

Noninterest income grew 9 percent to $115.2 million and represented 39 percent of revenues. Merchant processing fees grew 26 percent primarily from an increase in travel activity due to an improving economy. As previously disclosed, the growth in noninterest income was lower than expected due to the delay of an anticipated third quarter loan securitization until fourth quarter. This delay was the result of a technical error in the documentation of certain home equity lines of credit within a delivery channel, which has been a source for loans securitized on a quarterly basis during 2004.

Net charge-offs fell to 22 basis points, reflecting the reduced risk in the loan portfolio due to a change in the loan mix and further economic recovery, which resulted in a $6.2 million reduction in provision for loan losses. Noninterest expense increased $5.1 million primarily due to development in the national markets including equity lending, single family residential construction lending and expansion in Middle Tennessee and Northern Virginia. The efficiency ratio for retail/commercial banking activities has consistently shown improvement over the last five quarters as discretionary spending has been reduced and the returns on last year's investments and operational improvements continue to pay off.

Mortgage Banking

Pre-tax earnings decreased from $102.4 million to $37.7 million, primarily driven by declining originations due to a drop in refinancing activity and competitive pricing pressures. Partially offsetting the decline in originations was an improvement in servicing profitability due to reduced impairment expense and the growth in the servicing portfolio coupled with a more efficient servicing operation.

Mortgage origination volume fell $7.6 billion, or 52 percent to $6.8 billion, as refinancing volume declined from 72 percent of total originations in third quarter 2003 to 31 percent this quarter. In addition, loans delivered during the period decreased by $10.8 billion. This decrease, combined with other market factors, reduced origination revenue by approximately $93 million. Additionally, margins on loans sold decreased as competitive pressures in the market unfavorably impacted origination revenue by approximately $8 million. Overall, origination revenues decreased $100.7 million. Although total origination volumes were down, the large reduction in refinancings was partially offset by improved home purchase originations. Home purchase originations increased 18 percent as the housing market continued to improve.

Net servicing revenues improved $51.7 million from a loss of $26.1 million in 2003 to $25.6 million net revenue in 2004. Total fees associated with mortgage servicing increased 33 percent to $59.7 million due to growth in the servicing portfolio and the favorable impact of lower prepayment activity. The mortgage-servicing portfolio was $81.6 billion on September 30, 2004, an increase of 21 percent from $67.6 billion on September 30, 2003. The portfolio at September 30, 2004, includes approximately $8 billion of servicing rights acquired in third quarter 2004. MSR net hedge gains decreased 18 percent to $16.3 million from $19.9 million; however, MSR impairment decreased $34.4 million, triggered by the impact that rising interest rates had on mortgage prepayments in the servicing portfolio.

Noninterest expense improved $6.0 million reflecting the overall decline in activity levels. Additionally, as a result of reduced refinancing activity and improvements in processes and technology, productivity improved resulting in a 24 percent reduction of servicing costs per loan.

Capital Markets

Pre-tax earnings declined from $34.5 million to $16.9 million primarily due to a reduction in fixed income securities sales, net of a related decline in commissions and incentives. Significant doubts and uncertainty within the investment community regarding interest rates and other economic factors have caused fixed income investors to delay their purchases. In addition to this impact, last year's third quarter was favorably impacted by higher cash flows from the prepayments of mortgage-backed products and agency calls. As a result of these impacts, revenues from fixed income sales to depository and non-depository investors fell $36.0 million. Revenues from other fee sources include fee income from activities such as investment banking, equity research, portfolio advisory and the sale of bank owned life insurance. These revenues decreased 16 percent from last year's third quarter revenues primarily as a result of lower revenue in structured finance transactions.

Revenues from depository institutions represented 33 percent of capital markets noninterest income in 2004 compared to 43 percent in 2003, and revenues from non-depository institutions represented 25 percent of income in 2004 compared to 24 percent in 2003. Revenues from other products and services represented 42 percent of capital markets noninterest income in 2004 compared to 33 percent in 2003.

Noninterest expense decreased 29 percent or $26.1 million, primarily due to lower personnel expense, reflecting the decline in commissions and incentives.

Corporate

The Corporate segment improved from a $24.2 million pre-tax loss last year to an $11.0 million pre-tax gain this quarter. Reduced discretionary spending helped lower expenses by $17.3 million to $11.4 million. Third quarter 2004 net security gains include $14.9 million of gains from sales of investment securities as the investment portfolio size was reduced to balance an increase in loans held for sale resulting from a delay in the closing of a securitization. In third quarter 2003 sales of lower-yielding securities in the investment portfolio resulted in net losses of $5.9 million. Net gains from equity investments of $4.8 million were realized in third quarter 2004 primarily due to the liquidation of a holding company investment. This compares to net gains of $10.1 million last year primarily resulting from the sale of a venture capital investment. Net interest income improved $3.0 million since last year's third quarter due to balance sheet restructurings.

INCOME STATEMENT

Revenue

Total revenue decreased 10 percent to $545.9 million in third quarter 2004 from $606.4 million in third quarter 2003. Noninterest income provides the majority of FHN's revenue and contributed 60 percent to total revenue in third quarter 2004 compared to 65 percent in third quarter 2003.

Net Interest Income

During third quarter 2004 net interest income increased 2 percent to $218.3 million from $214.1 million in 2003. Net interest income was positively impacted by growth in the retail and commercial lending portfolios, as loans now comprise 66 percent of the earning asset base compared to 56 percent in third quarter 2003. Some of this positive impact was offset by an increase in funding costs as noninterest-bearing deposits decreased 20 percent, primarily due to lower custodial balances in mortgage banking. In addition, FNB, which was divested on December 31, 2003, contributed $2.3 million to net interest income in third quarter 2003. The net interest margin was 3.60 percent for third quarter 2004 compared to 3.68 percent for third quarter 2003. The net interest margin compressed 8 basis points as the increase in total funding costs (22 basis points) more than offset the increase in the yield on average earning assets (18 basis points).

In the near-term, a modest compression of the net interest margin is expected as the proceeds of the planned fourth quarter securitization of loans are reinvested in the investment portfolio. Over the long-term, FHN's strategies to manage the interest rate sensitivity of the balance sheet position are designed to allow the net interest margin to improve in a higher interest rate environment.

Noninterest Income

Third quarter 2004 noninterest income decreased 17 percent to $327.6 million from $392.3 million in 2003. The decline in noninterest income primarily resulted from the contraction in mortgage banking and capital markets revenues, which fell $89.6 million in total. All other noninterest income categories grew 21 percent, or $24.9 million. This growth was led by an increase of $16.2 million in securities gains and an increase of $4.0 million in merchant processing noninterest income.

Noninterest Expense

Total noninterest expense for third quarter 2004 decreased 11 percent to $365.6 million from $409.9 million in 2003. Noninterest expense in third quarter 2003 included $22.6 million of discretionary spending on performance enhancing initiatives.

Personnel expense decreased 11 percent to $210.1 million from $235.5 million in 2003 primarily due to lower activity levels in Capital Markets in third quarter 2004.

Other noninterest expense decreased 21 percent to $80.8 million in 2004 from $101.9 million in 2003. The improvement in other noninterest expense primarily reflects $18.7 million of discretionary spending on performance enhancing initiatives in third quarter 2003.

Provision for Loan Losses/Asset Quality

The provision for loan losses decreased 39 percent to $10.1 million in 2004 compared to $16.3 million in 2003. An analytical model based on historical loss experience adjusted for current events, trends and economic conditions is used by management to determine the amount of provision to be recognized and to assess the adequacy of the loan loss allowance. The improvement in third quarter 2004's provision is related to the positive shift in the mix of the loan portfolio and specific allocations related to large commercial credits. The risk profile of the retail loan portfolio improved as the mix shifted to a greater concentration of high credit score products. The risk profile of the commercial loan portfolio improved as indicated by current lower levels of watch and classified loans. Net charge-offs decreased to $8.6 million in third quarter 2004 compared to $14.0 million in third quarter 2003. Net charge-offs were impacted by improvement in both the retail and commercial loan portfolios. Nonperforming loans in the loan portfolio were $45.6 million on September 30, 2004, compared to $48.4 million on September 30, 2003. (See the table on A-5 for an analysis of the allowance for loan losses and details on nonperforming assets and the table on A-6 for asset quality ratios).

AVERAGE BALANCE SHEET

Total average assets increased 1 percent to $27.7 billion for third quarter 2004. Total loans increased 22 percent to $15.9 billion as retail loans increased 30 percent and commercial loans grew 12 percent. Loans held for sale decreased 29 percent to $4.0 billion. Interest-bearing core deposits increased 6 percent to $6.1 billion. Total core deposits decreased 7 percent primarily due to lower mortgage escrow balances and the divestiture of FNB, while Retail/Commercial Banking core deposits increased 5 percent. Purchased funds increased 10 percent to $11.5 billion, and term borrowings increased 47 percent to $2.3 billion. Average shareholders' equity increased 5 percent in third quarter 2004, as compared to the third quarter of 2003. (See A-8 for additional information on the balance sheet impact of certain transactions and new accounting standards.)

OUTLOOK

"Even with the significant transition we have undergone, the current disruptions in the demand for fixed income securities and the pricing pressures on mortgage originations; we believe that we will be able to maintain earnings per share for the full year consistent with what we reported for 2003 and profitability levels among industry leaders," said Chief Financial Officer, Marty Mosby. "As our earnings mix has rebalanced toward more historic levels with Retail/Commercial Banking representing approximately 60 percent of pre-tax earnings and coupled with our national expansion initiatives, we expect to resume earnings per share growth in 2005. Looking forward while we may experience short term volatility in our earnings stream, we believe over the long term we will operate at a level consistent with our historic high performing growth."

OTHER INFORMATION

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements, competition, investor responses to these conditions, ability to execute business plans, geo-political developments, items already mentioned in this press release, and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

In compliance with the SEC's regulations concerning fair disclosure, FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement which is available on FHN's website at www.FirstHorizon.com. Management will also host a conference call at 9:00 a.m. Eastern Time October 21, 2004, to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 8:45 a.m. Eastern Time October 21, 2004, at 1-800-441-0022. The conference will be webcast live through the investor relations section of FHN's website. To access the webcast, visit http://www.shareholder.com/ftb/medialist.cfm. A replay of the call will be available until Thursday, Nov. 4, by calling (888)203-1112 or (719)457-0820 for international participants. The passcode is 887153. The event will be archived and made available by noon Eastern Time Oct. 21 on First Horizon's Web site at www.FirstHorizon.com. For three weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance provided herein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 12,000 employees of First Horizon National Corp. (NYSE: FHN) provide financial services to individual and business customers through hundreds of offices located in more than 40 states. The corporation's three major brands - FTN Financial, First Horizon, and First Tennessee - provide customers with a broad range of products and services including:

- Capital Markets, with one of the nation's top underwriters of U.S. government agency securities

- Mortgage Banking, with one of the nation's top 15 mortgage originators and servicers, which earned a top-10 ranking in customer satisfaction from J.D. Power and Associates

- Retail/Commercial Banking, with the largest market share in Tennessee and one of the highest customer retention rates of any bank in the country

FHN companies have been recognized as some of the nation's best employers by AARP, Working Mother, Business Week and Fortune magazines. FHN also was named one of the nation's 100 best corporate citizens by Business Ethics magazine. More information can be found at www.FirstHorizon.com.

                  FIRST HORIZON NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                           Quarterly Growth
                              (Unaudited)

 ---------------------------------------------------------------------
                                           Quarter Ended
                                           September 30
                                        -------------------   Growth
 (Thousands)                              2004       2003     Rate (%)
 ---------------------------------------------------------------------
 Interest income                        $300,183   $277,436     8.2 +
 Less interest expense                    81,933     63,280    29.5 +
 ---------------------------------------------------------------------
  Net interest income                    218,250    214,156     1.9 +
 Provision for loan losses                10,044     16,355    38.6 --
 ---------------------------------------------------------------------
  Net interest income after provision
   for loan losses                       208,206    197,801     5.3 +
 Noninterest income:
  Mortgage banking                       105,155    151,830    30.7 --
  Capital markets                         79,913    122,876    35.0 --
  Deposit transactions and cash
   management                             38,624     37,328     3.5 +
  Merchant processing                     19,299     15,295    26.2 +
  Insurance premiums and commissions      13,962     14,465     3.5 --
  Trust services and investment
   management                             11,838     12,011     1.4 --
  Securities gains/(losses)               20,383      4,178      NM
  Other                                   38,440     34,366    11.9 +
 ---------------------------------------------------------------------
   Total noninterest income              327,614    392,349    16.5 --
 ---------------------------------------------------------------------
   Adjusted gross income after
    provision for loan losses            535,820    590,150     9.2 --
 Noninterest expense:
  Employee compensation, incentives
   and benefits                          210,089    235,495    10.8 --
  Occupancy                               23,865     22,620     5.5 +
  Equipment rentals, depreciation,
   and maintenance                        18,713     17,210     8.7 +
  Operations services                     17,801     17,700      .6 +
  Communications and courier              12,118     12,917     6.2 --
  Amortization of intangible assets        2,165      2,065     4.8 +
  Other                                   80,845    101,927    20.7 --
 ---------------------------------------------------------------------
   Total noninterest expense             365,596    409,934    10.8 --
 ---------------------------------------------------------------------
 Pretax income                           170,224    180,216     5.5 --
  Applicable income taxes                 56,623     61,933     8.6 --
 ---------------------------------------------------------------------
 Net income                             $113,601   $118,283     4.0 --
                                        ===================
 ---------------------------------------------------------------------
 Diluted earnings per common share      $    .89   $    .91     2.2 --
 Dividends declared per common share    $    .40   $    .30

 SELECTED FINANCIAL RATIOS:
 --------------------------
 Return on average assets                   1.63%      1.71%
 Return on average shareholders' equity     23.7       25.9
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                             Yearly Growth
                              (Unaudited)

 ---------------------------------------------------------------------
                                           Year-to-date
                                           September 30
                                     -----------------------   Growth
 (Thousands)                             2004         2003    Rate (%)
 ---------------------------------------------------------------------
 Interest income                     $  832,013   $  800,186    4.0 +
 Less interest expense                  204,148      190,844    7.0 +
 ---------------------------------------------------------------------
  Net interest income                   627,865      609,342    3.0 +
 Provision for loan losses               36,565       71,306   48.7 --
 ---------------------------------------------------------------------
  Net interest income after provision
   for loan losses                      591,300      538,036    9.9 +
 Noninterest income:
  Mortgage banking                      349,987      522,166   33.0 --
  Capital markets                       300,036      421,149   28.8 --
  Deposit transactions and cash
   management                           110,819      108,730    1.9 +
  Merchant processing                    55,407       41,731   32.8 +
  Insurance premiums and commissions     44,460       44,113     .8 +
  Trust services and investment
   management                            35,533       34,219    3.8 +
  Gains on divestitures                   3,800           --     NM
  Securities gains/(losses)              24,482        2,370     NM
  Other                                 125,514      106,548   17.8 +
 ---------------------------------------------------------------------
   Total noninterest income           1,050,038    1,281,026   18.0 --
 ---------------------------------------------------------------------
   Adjusted gross income after
    provision for loan losses         1,641,338    1,819,062    9.8 --
 Noninterest expense:
  Employee compensation, incentives
   and benefits                         686,741      776,641   11.6 --
  Occupancy                              66,527       62,014    7.3 +
  Equipment rentals, depreciation,
   and maintenance                       54,062       51,016    6.0 +
  Operations services                    49,144       52,788    6.9 --
  Communications and courier             37,144       37,211     .2 --
  Amortization of intangible assets       6,527        5,577   17.0 +
  Other                                 221,507      300,421   26.3 --
 ---------------------------------------------------------------------
    Total noninterest expense         1,121,652    1,285,668   12.8 --
 ---------------------------------------------------------------------
 Pretax income                          519,686      533,394    2.6 --
  Applicable income taxes               168,430      177,730    5.2 --
 ---------------------------------------------------------------------
 Net income                          $  351,256   $  355,664    1.2 --
                                     =======================
 ---------------------------------------------------------------------
 Diluted earnings per common share   $     2.73   $     2.72     .4 +
 Dividends declared                  $     1.20   $      .90

 SELECTED FINANCIAL RATIOS:
 --------------------------
 Return on average assets                  1.76%        1.88%
 Return on average shareholders'
  equity                                   24.9         26.7
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                           Quarterly Growth
                              (Unaudited)

 ---------------------------------------------------------------------
                                       Quarter Ended
                                       September 30
                                 -------------------------     Growth
 (Thousands)                          2004        2003        Rate (%)
 ---------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial, financial and
    industrial                   $ 4,935,308   $ 4,442,516     11.1 +
   Real estate commercial            960,210     1,025,846      6.4 --
   Real estate construction          945,102       652,125     44.9 +
 ---------------------------------------------------------------------
    Total commercial loans         6,840,620     6,120,487     11.8 +
  Retail:
   Real estate residential         7,852,584     5,951,230     31.9 +
   Real estate construction          746,144       446,521     67.1 +
   Other retail                      180,037       259,109     30.5 --
   Credit card receivables           239,256       261,470      8.5 --
 ---------------------------------------------------------------------
    Total retail loans             9,018,021     6,918,330     30.3 +
 ---------------------------------------------------------------------
     Total loans, net of
      unearned income             15,858,641    13,038,817     21.6 +
 Investment securities             2,625,717     2,435,754      7.8 +
 REMIC securities (a)                     --       172,180    100.0 --
 Loans held for sale               4,036,714     5,707,743     29.3 --
 Other earning assets              1,687,628     1,846,153      8.6 --
 ---------------------------------------------------------------------
    Total earning assets          24,208,700    23,200,647      4.3 +
 Cash and due from banks             739,980       740,811       .1 --
 Other assets                      2,767,927     3,495,376     20.8 --
 ---------------------------------------------------------------------
    Total assets                 $27,716,607   $27,436,834      1.0 +
                                 =========================------------
 Certificates of deposit under
  $100,000 and other time        $ 2,015,030   $ 1,839,091      9.6 +
 Other interest-bearing
  deposits                         4,128,600     3,962,033      4.2 +
 ---------------------------------------------------------------------
     Total interest-bearing
      core deposits                6,143,630     5,801,124      5.9 +
 Demand deposits                   1,590,827     1,800,013     11.6 --
 Other noninterest-bearing
  deposits                         2,800,576     3,717,556     24.7 --
 ---------------------------------------------------------------------
     Total core deposits          10,535,033    11,318,693      6.9 --
 Certificates of deposit
  $100,000 and more                6,971,121     5,809,623     20.0 +
 ---------------------------------------------------------------------
      Total deposits              17,506,154    17,128,316      2.2 +
 Short-term borrowed funds         4,550,319     4,659,584      2.3 --
 Term borrowings (a)               2,340,558     1,597,232     46.5 +
 Other liabilities                 1,413,644     2,136,474     33.8 --
 Qualifying capital
  securities (a)(b)                       --       100,000    100.0 --
 Preferred stock of
  subsidiary (a)                         454           271     67.5 +
 Shareholders' equity              1,905,478     1,814,957      5.0 +
 ---------------------------------------------------------------------
     Total liabilities and
      shareholders' equity       $27,716,607   $27,436,834      1.0 +
                                 =========================
 ---------------------------------------------------------------------
 (a) See A-8 for additional information on the impact of certain transactions and new accounting standards.
 (b) Guaranteed preferred beneficial interests in FHN's junior subordinated debentures

                  FIRST HORIZON NATIONAL CORPORATION
                  PERIOD-END STATEMENTS OF CONDITION
                              (Unaudited)

 ---------------------------------------------------------------------
                                        September 30
                                 -------------------------     Growth
 (Thousands)                         2004          2003       Rate (%)
 ---------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial, financial and
    industrial                   $ 5,097,027   $ 4,444,138     14.7 +
   Real estate commercial            931,450     1,051,389     11.4 --
   Real estate construction        1,027,206       648,504     58.4 +
 ---------------------------------------------------------------------
    Total commercial loans         7,055,683     6,144,031     14.8 +
  Retail:
   Real estate residential         8,081,420     6,224,859     29.8 +
   Real estate construction          845,442       467,110     81.0 +
   Consumer                          175,605       248,401     29.3 --
   Credit card receivables           245,159       264,655      7.4 --
 ---------------------------------------------------------------------
    Total retail loans             9,347,626     7,205,025     29.7 +
 ---------------------------------------------------------------------
    Total loans, net of
     unearned income              16,403,309    13,349,056     22.9 +
 Investment securities             1,772,303     2,572,726     31.1 --
 REMIC securities (a)                     --       149,714    100.0 --
 Loans held for sale               3,893,279     2,896,741     34.4 +
 Other earning assets              1,549,576     1,558,538       .6 --
 ---------------------------------------------------------------------
    Total earning assets          23,618,467    20,526,775     15.1 +
 Cash and due from banks             810,541       858,925      5.6 --
 Other assets                      3,865,717     4,103,638      5.8 --
 ---------------------------------------------------------------------
    Total assets                 $28,294,725   $25,489,338     11.0 +

                                 =========================
 Certificates of deposit under
  $100,000 and other time        $ 2,051,760   $ 1,839,159     11.6 +
 Other interest-bearing
  deposits                         4,113,040     3,955,275      4.0 +
 ---------------------------------------------------------------------
    Total interest-bearing
     core deposits                 6,164,800     5,794,434      6.4 +
 Demand deposits                   2,108,611     2,318,845      9.1 --
 Other noninterest-bearing
  deposits                         2,538,881     2,500,925      1.5 +
 ---------------------------------------------------------------------
    Total core deposits           10,812,292    10,614,204      1.9 +
 Certificates of deposit
  $100,000 and more                7,801,248     5,941,708     31.3 +
 ---------------------------------------------------------------------
     Total deposits               18,613,540    16,555,912     12.4 +
 Short-term borrowed funds         2,595,048     2,661,410      2.5 --
 Term borrowings (a)               2,453,510     1,597,045     53.6 +
 Other liabilities                 2,649,493     2,723,058      2.7 --
 Qualifying capital
  securities (a)(b)                       --       100,000    100.0 --
 Preferred stock of
  subsidiary (a)                         454           347     30.8 +
 Shareholders' equity              1,982,680     1,851,566      7.1 +
 ---------------------------------------------------------------------
    Total liabilities and
     shareholders' equity        $28,294,725   $25,489,338     11.0 +
                                 =========================
 ---------------------------------------------------------------------
  (a) See A-8 for additional information on the impact of certain transactions and new accounting standards.
  (b) Guaranteed preferred beneficial interests in FHN's junior subordinated debentures

                  FIRST HORIZON NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)           3Q04      2Q04      1Q04      4Q03      3Q03
 ---------------------------------------------------------------------
 ALLOWANCE FOR LOAN
 LOSSES:
  Beginning Reserve  $160,757  $160,685  $160,333  $161,401  $159,080
  Provision            10,044    12,292    14,229    15,392    16,355
  Loans transferred
   to held for sale      (351)   (1,239)   (2,087)       --        --
  Divestiture              --        --        --    (2,652)       --
  Charge-offs         (12,497)  (14,305)  (16,085)  (17,279)  (17,913)
  Recoveries            3,903     3,324     4,295     3,471     3,879
 ---------------------------------------------------------------------
   Ending Balance    $161,856  $160,757  $160,685  $160,333  $161,401
 --------------------=================================================
 Reserve for off-
  balance sheet
  commitments        $  8,259  $  7,883  $  7,001  $  7,804  $  6,997
 Total of allowance
  for loan losses
  and reserve for
  off-balance sheet
  commitments        $170,115  $168,640  $167,686  $168,137  $168,398
 ---------------------------------------------------------------------
 NONPERFORMING ASSETS:
 Retail/Commercial
 Banking:
  Nonperforming
   loans             $ 45,633  $ 45,671  $ 38,243  $ 43,228  $ 48,390
  Foreclosed real
   estate              27,428    28,833    25,355    19,365    18,284
  Other assets             --        --       336       336       365
 ---------------------------------------------------------------------
 Total Retail/
  Commercial Banking   73,061    74,504    63,934    62,929    67,039
 ---------------------------------------------------------------------
 Mortgage Banking:
  Nonperforming
   loans - held for
   sale                 7,279    11,118     9,003     8,556    11,408
  Foreclosed real
   estate               5,044     4,417     4,523     4,710     5,704
 ---------------------------------------------------------------------
 Total Mortgage
  Banking              12,323    15,535    13,526    13,266    17,112
 ---------------------------------------------------------------------
   Total nonper-
    forming assets   $ 85,384  $ 90,039  $ 77,460  $ 76,195  $ 84,151
                     ================================================
 Loans and leases
  past due 90 days
  or more            $ 29,644  $ 25,516  $ 31,167  $ 27,240  $ 28,459

 Period end loans,
  net of unearned
  (millions)         $ 16,403  $ 15,301  $ 14,212  $ 13,990  $ 13,349
 Insured loans            560       620       632       863       718
 ---------------------------------------------------------------------
 Loans excluding
  insured loans      $ 15,843  $ 14,681  $ 13,580  $ 13,127  $ 12,631
                     ================================================

 Off-balance sheet
  commitments
  (millions) (a)     $  5,848  $  5,607  $  5,294  $  5,464  $  4,639
 ---------------------------------------------------------------------
 (a) Amount of off-balance sheet commitments for which a reserve has been provided.

                  FIRST HORIZON NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)                3Q04      2Q04     1Q04     4Q03     3Q03
 ---------------------------------------------------------------------
 FHN CONSOLIDATED:
 Nonperforming loans
  ratio (a)                   .28%     .30%     .27%     .31%     .36%
 Nonperforming assets
  ratio (b)                   .48      .51      .48      .48      .54
 Allowance to total
  loans                       .99     1.05     1.13     1.15     1.21
 Allowance to loans ex-
  cluding insured loans      1.02     1.10     1.18     1.22     1.28
 Allowance to non-
  performing loans (c)     354.69   351.99   420.17   370.90   333.54
 Allowance to nonper-
  forming assets (d)       207.23   203.69   234.72   237.04   221.88
 Net charge-off ratio (e)     .22      .30      .34      .40      .43

 RETAIL/COMMERCIAL BANKING:
 Nonperforming assets
  ratio (b)                   .44      .49      .45      .45      .50
 Allowance to nonper-
  forming assets           221.54   215.77   251.33   254.78   240.76

 MORTGAGE BANKING:
 Nonperforming assets
  ratio (f)                   .02%     .02%     .02%     .02%     .03%
 ---------------------------------------------------------------------
 (a) Ratio is nonperforming loans in the loan portfolio to total loans
 (b) Ratio is nonperforming assets in the loan portfolio to total loans plus foreclosed real estate and other assets
 (c) Ratio is allowance to nonperforming loans in the loan portfolio
 (d) Ratio is allowance to nonperforming assets in the loan portfolio
 (e) Ratio is net charge-offs to average total loans
 (f) Ratio is nonperforming assets to unpaid principal balance of servicing portfolio

                  FIRST HORIZON NATIONAL CORPORATION
                      BUSINESS SEGMENT HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)           3Q04      2Q04      1Q04      4Q03      3Q03
 ---------------------------------------------------------------------
 RETAIL/COMMERCIAL
  BANKING
 Total Revenues      $294,960  $288,841  $274,084  $288,886  $259,204
 Loan Loss Provision   10,044    12,310    14,249    15,333    16,319
 Noninterest
  Expenses            180,250   177,235   172,224   186,280   175,347
                     ------------------------------------------------
  Pre-Tax Income     $104,666  $ 99,296  $ 87,611  $ 87,273  $ 67,538
 Taxes                 33,608    25,990    27,219    31,953    21,420
                     ------------------------------------------------
  Net Income         $ 71,058  $ 73,306  $ 60,392  $ 55,320  $ 46,118

 MORTGAGE BANKING
 Total Revenues      $146,984  $167,409  $163,242  $162,840  $217,694
 Loan Loss Provision       --       (18)      (20)       59        36
 Noninterest
  Expenses            109,255   118,711    99,664    95,020   115,191
                     ------------------------------------------------
  Pre-Tax Income     $ 37,729  $ 48,716  $ 63,598  $ 67,761  $102,467
 Taxes                 13,716    17,766    23,368    25,870    37,774
                     ------------------------------------------------
  Net Income         $ 24,013  $ 30,950  $ 40,230  $ 41,891  $ 64,693

 CAPITAL MARKETS
 Total Revenues      $ 81,562  $103,004  $119,564  $120,633  $125,120
 Noninterest
  Expenses             64,640    77,945    88,806    84,879    90,762
                     ------------------------------------------------
  Pre-Tax Income     $ 16,922  $ 25,059  $ 30,758  $ 35,754  $ 34,358
 Taxes                  6,293     9,455    11,776    13,107    12,906
                     ------------------------------------------------
  Net Income         $ 10,629  $ 15,604  $ 18,982  $ 22,647  $ 21,452

 CORPORATE
 Total Revenues      $ 22,358  $  6,651  $  9,244  $ 10,641  $  4,487
 Noninterest
  Expenses             11,451    10,189    11,282    15,825    28,634
                     ------------------------------------------------
  Pre-Tax Income     $ 10,907  $ (3,538) $ (2,038) $ (5,184) $(24,147)
 Taxes                  3,006    (2,062)   (1,705)   (2,971)  (10,167)
                     ------------------------------------------------
  Net Income         $  7,901  $ (1,476) $   (333) $ (2,213) $(13,980)

 TOTAL CONSOLIDATED
 Total Revenues      $545,864  $565,905  $566,134  $583,000  $606,505
 Loan Loss Provision   10,044    12,292    14,229    15,392    16,355
 Total Noninterest
  Expenses            365,596   384,080   371,976   382,004   409,934
                     ------------------------------------------------
 Consolidated Pre-
  tax Income         $170,224  $169,533  $179,929  $185,604  $180,216
 Taxes                 56,623    51,149    60,658    67,959    61,933
                     ------------------------------------------------
 Net Income          $113,601  $118,384  $119,271  $117,645  $118,283
                     ================================================
 ---------------------------------------------------------------------
 See page A-8 for discussion of changes to FHN's business segments.
 Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                           OTHER HIGHLIGHTS
                             (Unaudited)

 Balance Sheet:
 In prior years, FHN has securitized certain real estate loans through a real estate mortgage investment conduit (REMIC) and retained all of the securitized assets. The retained assets were classified on the Consolidated Statements of Condition in
 "Securities held to maturity". During fourth quarter 2003, FHN elected to purchase all of the mortgage loans remaining in the
 REMIC ($136.3 million at repurchase). Subsequent to the
 repurchase of the mortgage loans, these assets are classified as retail real estate residential loans.

 Effective December 31, 2003, FHN adopted FASB Interpretation No.
 46, "Consolidation of Variable Interest Entities", and
 deconsolidated its subsidiary, First Tennessee Capital I (Capital
 I), which has issued $100.0 million of capital securities that are fully and unconditionally guaranteed by FHN. As a result of this deconsolidation the capital securities are no longer
 included on FHN's balance sheet. However, $103.0 million of junior subordinated debentures issued by FHN to Capital I are no longer eliminated in consolidation and appear in term borrowings as of December 31, 2003.

 On December 31, 2003, FHN completed the sale of substantially all of the assets and liabilities of its wholly owned subsidiary,
 First National Bank of Springdale (FNB) of Springdale, Arkansas
 to First Security Bank of Searcy, Arkansas. This transaction resulted in a divestiture gain of $12.5 million. Immediately preceding the sale, FNB had investment securities of
 approximately $125 million, loans of approximately $165 million, deposits of approximately $300 million and equity of
 approximately $40 million.

 Segments:
 FHN has adapted its segments to reflect the common activities and operations of aggregated business segments across the various delivery channels. Prior periods have been restated for
 comparability. The new segments are Retail/Commercial Banking,
 Mortgage Banking, Capital Markets and Corporate. The
 Retail/Commercial Banking segment consists of Retail/Commercial
 Banking including traditional lending and deposit taking for retail and commercial customers. Additionally, the
 Retail/Commercial Bank provides Investments, Insurance, Financial
 Planning, Trust Services and Asset Management, Credit Card, Cash
 Management, Merchant Services, Check Clearing, and Correspondent
 Services. Retail/Commercial Banking now includes Equity Lending and held to maturity mortgage and construction loans originated by First Horizon Home Loans which were previously in the mortgage segment and Correspondent Banking which was previously in Capital
 Markets. The Mortgage Banking segment consists of core mortgage banking elements including Originations and Servicing and the associated ancillary revenues related to these businesses. The
 Capital Markets segment consists of traditional capital markets trading activities, Equity Research and Investment Banking. The
 Corporate segment consists of unallocated corporate expenses, expense on certain subordinated debt issuances and certain
 preferred stock, bank owned life insurance, unallocated interest income associated with excess capital, Funds Management and
 Venture Capital.

CONTACT:  First Horizon National Corp.
          Investor Relations:
          Mark Yates
            (901) 523-4068
          Media Information:
          Kim Cherry, APR
            (901) 523-4726